Exhibit 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

952.838.2867

moberg@analysts.com

Analysts International Corporation Reports Second Quarter 2013 Financial Results

Sequential Quarter Revenue Increases 5%

MINNEAPOLIS – August 12, 2013 – Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology –services company, today announced financial results for the second quarter 2013, which ended on June 29, 2013.

•    Revenue for the quarter was $25.7 million, compared with $27.1 million in Q2 2012 and $24.6 million in Q1 2013

•    Gross profit margin was 22.6%, compared with 23.1% in Q2 2012 and 22.7% in Q1 2013

•    Total operating costs were $5.3 million, compared with $5.7 million in Q2 2012 and $5.3 million in Q1 2013

•    Net income was $0.5 million, or $0.10 per share, for both the 2013 and 2012 second quarters and $0.2 million, or $0.04 per share, in Q1 2013

•    Net income for the first six months of 2013 totaled $748,000, or $0.15 per share, up from $731,000, or $0.14 per share, for the first six months of 2012

•    The Company generated $0.9 million in operating cash flow and ended the quarter with $6.5 million in cash and no amounts outstanding under its credit facility

“As anticipated, second quarter revenue was up from Q1, and we continue to grow net income and cash. Our revenue from strategic accounts grew 14 percent year over year and now represents nearly two-thirds of our total revenue,” said Brittany McKinney, AIC President and CEO. “We remain confident in our strategic account-focused strategy and our ability to deliver high value to clients, built around the specific technology skill sets they need.”

2013 Second Quarter and Year-to-Date Review

Second quarter revenue increased $1.2 million, or 4.8%, from the first quarter 2013 revenue and decreased $1.3 million, or 4.9%, from the second quarter of 2012. When compared to the prior year quarter, the decrease in revenue is due to a 4.8% decrease in the number of hours billed, which was partially offset by a 0.3% increase in average billing rates. For the first half of 2013, revenue decreased $3.5 million, or 6.5%, to $50.3 million. When compared to the first half of fiscal 2012, billable hours decreased 6.7%, which was partially offset by a 1.1% increase in average billing rates. There were 64 billing days in the second quarter of both fiscal years 2013 and 2012 and 128 billing days in the first half of both 2013 and 2012.

Year-over-year, revenue was negatively impacted by the continued attrition in markets the Company  previously exited and the loss of one major account in late 2012, as discussed in prior quarters. These two factors resulted in a combined negative revenue impact of $0.8 million in Q2 and $1.9 million for the first half.

In the second quarter of 2013, gross profit was $5.8 million, or 22.6% of revenue, compared to $6.3 million, or 23.1% of revenue in the second quarter of 2012. In the first half of 2013, gross profit was $11.4 million, or 22.6% of revenue, compared to $12.6 million, or 23.5% of revenue, in the first half of fiscal 2012. The decrease in second quarter and first half of 2013 gross profit rate is primarily due to changes in revenue mix compared to the prior year periods.

Total operating expenses were $5.3 million, or 20.5% of revenue, for the second quarter of 2013, compared to $5.7 million, or 21.1% of revenue, for the second quarter of 2012. For the first half of fiscal 2013, operating expenses were $10.6 million, or 21.1% of revenue, compared to $11.9 million, or 22.1% of revenue, for the first half of fiscal 2012. The decrease in operating expense for both the second quarter and first half of fiscal 2013 was primarily the result of lower sales and recruiting expenses.

In the second quarter of 2013, the Company generated EBITDA of $0.7 million, flat with EBITDA $0.7 million in the second quarter of 2012. EBITDA for the first half of 2013 totaled $1 million, even with $1.1 million for the first half of 2012.

The Company generated $0.9 million in positive cash flow from operations during the second quarter of 2013, and ended the quarter with a cash balance of $6.5 million and no borrowings from its $15 million credit facility. Additionally, DSO decreased from 61 days in the first quarter of 2013 to 58 days in the second quarter.

Update on Key Operating Objectives

The Company has previously discussed four key objectives for 2013: growing strategic accounts, building AIC’s talent community, focusing on application-based specialties and increasing personal accountability and a team-based approach. Following is an update on the progress against those objectives as well as other operational details through the second quarter.

Strategic Accounts:

The Company remains committed to its strategic account focus. Second quarter revenue from strategic accounts grew 14% year over year with over half of the Company’s strategic accounts achieving double digit revenue growth. The Company is directing its sales focus and investments to the greatest opportunities for growth, which today is within these existing accounts.

To support the Company’s growth efforts, the Company continues to refine its sales and recruiting model, including expanding its team-based approach in top growth accounts and building a more scalable, cost-effective recruiting model. In addition, the Company intends to increase its prospecting efforts to expand its client portfolio and reduce its concentration risk.

Talent Communities:

In order to grow, the Company also needs to attract and retain the talent necessary to meet client demand and compete for talent in a challenging labor market that remains tight, with overall IT unemployment around 3%. In addition to providing competitive pay and benefits, the Company believes that it must differentiate to be an employer of choice. The Company is therefore developing and expanding its online talent communities, which are focused on providing best practices, training materials, collaboration forums and other pertinent content to support its consultants in the field.

The Company’s consultant attrition rate has continued to steadily decline. The biggest change in consultant attrition in 2013 has been a decrease in client hires and fewer consultants leaving before assignment end dates to pursue other opportunities. The Company is executing a number of programs and actions geared toward helping retain its consultants.

Application-Based Specialties:

The Company’s third objective is to focus on those specific, high-growth areas where it can leverage its existing strengths, skill sets and momentum, including areas such as enterprise information management (EIM), project management and the health care industry. In Q2, the Company achieved its highest quarterly revenue from project management related engagements in five quarters and continues to increase its talent network of qualified project managers.

The Company is also making progress on positioning itself in the enterprise information management and health care spaces. The Company recently signed a master services agreement with a marquee health care account that will provide the Company with incremental long-term revenue opportunities.

Personal Accountability and Team-Based Approach:

The Company continues to change its culture from transaction-based, individual efforts to collaborative teams with a strategic account focus. The Company believes these efforts are a key contributing factor to the growth it has seen in its strategic accounts.

About Analysts International Corporation

Analysts International Corporation (AIC) is an IT services firm fully dedicated to the success and satisfaction of its clients. From IT staffing to project-based solutions, AIC provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. The Company offers a flexible, collaborative approach; clear industry perspective; and the breadth, scale and experience to deliver results. For more information, visit www.analysts.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue,” or comparable terminology, are intended to identify forward-looking statements. Statements by the Company, its President and CEO Brittany McKinney or its CFO Lynn Blake, regarding, for instance, the effectiveness of the Company’s sales and marketing strategies, current expectations as to future financial performance and the Company’s ability to execute against its strategic plan, increase revenues, maintain profitability, achieve anticipated gross profit margin rates, build cash, control costs and return value to its shareholders, are forward-looking statements.

Such forward-looking statements are based on current information, which we have assessed, that by its nature is dynamic and subject to rapid and even abrupt changes. Although we believe that the expectations conveyed by the forward-looking statements are reasonable based on information available to us on the date such forward-looking statements were made, no assurances can be given as to future results, levels of activity and achievements. As such, future results may differ materially in response to a change in actual facts and circumstances.

Forward-looking statements include, for example, statements expressing the intent, belief or current expectations of AIC and members of our management team and involve certain risks and uncertainties, including (i) the risk that management may not fully or successfully implement its business plan or maintain profitability in the future; (ii) the risk that AIC will not be able to realize the benefits of its investments or exploit other opportunities of the business in a timely manner or on favorable terms; (iii) prevailing market conditions in the IT services industry, including intense competition for billable technical personnel at competitive rates, strong pricing pressures from many of our largest clients and difficulty in identifying, attracting and retaining qualified billable technical personnel; (iv) potentially incorrect assumptions by management with respect to the financial effect of prior cost reduction initiatives and current strategic decisions; and (v) other economic, business, market, financial, competitive and/or regulatory factors affecting AIC’s business generally, including those set forth in

AIC’s filings with the SEC. Any forward-looking statements in this press release are qualified by the assumptions that are stated or inherent in such forward-looking statements. Although we believe that these assumptions are reasonable based on the information available to us on the date such assumptions were made, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements, which speak only as of the date of this press release. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. AIC assumes no responsibility to update the forward-looking statements contained in this release.

Analysts International Corporation

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
(In thousands, except per share amounts)	2013	2012	2013	2012

Revenues	$25,743	$27,079	$50,306	$53,802
Cost of revenues	19,933	20,827	38,928	41,174
Gross profit	5,810	6,252	11,378	12,628

Selling, administrative and other operating costs	5,281	5,590	10,602	11,776
Restructuring costs and other severance related costs	—	113	—	113
Total operating expenses	5,281	5,703	10,602	11,889

Operating income	529	549	776	739

Interest expense	—	(1)	(1)	(2)

Income before income taxes	529	548	775	737

Income tax expense	10	15	27	6

Net income (comprehensive income)	$519	$533	$748	$731

Per common share:
Basic income (comprehensive income)	$0.10	$0.10	$0.15	$0.14
Diluted income (comprehensive income)	$0.10	$0.10	$0.15	$0.14

Weighted-average shares outstanding:
Basic	5,111	5,075	5,101	5,059
Diluted	5,130	5,103	5,119	5,106

Analysts International Corporation

Condensed Consolidated Balance Sheets

(unaudited)

	June 29,	December 29,
(In thousands)	2013	2012

ASSETS

Current assets:
Cash and cash equivalents	$6,454	$5,792
Accounts receivable, less allowance for doubtful accounts	16,493	16,095
Other current assets	837	281
Total current assets	23,784	22,168

Property and equipment, net	2,239	2,366
Other assets, net	130	185
Total assets	$26,153	$24,719

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,517	$2,651
Salaries and benefits	2,368	1,724
Deferred revenue	469	331
Deferred compensation	48	62
Other current liabilities	508	529
Total current liabilities	5,910	5,297

Non-current liabilities:
Deferred compensation	212	270
Other long-term liabilities	—	4

Shareholders’ equity	20,031	19,148
Total liabilities and shareholders’ equity	$26,153	$24,719

Analysts International Corporation

Reconciliation of non-GAAP Financial Measures

(unaudited)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
(In thousands)	2013	2012	2013	2012

Net income as reported	$519	$533	$748	$731
Plus:
Depreciation	169	163	337	314
Net interest and non-operating expense	—	1	1	2
Income tax expense	10	15	27	6

EBITDA	$698	$712	$1,113	$1,053

* Non-GAAP Financial Information

In evaluating the Company’s business, the Company’s management considers and uses EBITDA as a supplemental measure of operating performance. EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes and depreciation that are not related to the Company’s operations. This measure is an essential component of the Company’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income caused by the existence and timing of certain non-cash items, special charges and other gains and losses. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.